Exhibit 10.01

April 23, 2008
Mr. Geert-Jan Nieboer
DSM Food Specialties
P.O. Box 1, 2600 MA Delft
The Netherlands
RE: Amendment to Payment Terms regarding Guarantee Remainder
Dear Geert-Jan,
Martek Biosciences Corporation (“Martek”) and DSM Food Specialties B.V. (“DSM”) (collectively referred to as the “Parties”) wish to enter into this letter agreement (the “Letter Agreement”) to address any and all remaining commitments regarding the Guaranteed Amount and the Guarantee Remainder under Section 3.3A of the ARA Alliance, Purchase, and Production Agreement between the Parties dated April 19, 2004, as amended by the Parties as of December 31, 2005 (the “First Amendment”) and January 1, 2007 (the “Second Amendment”) (as amended, the “Agreement”). Capitalized terms used herein shall have the meaning set forth in the Agreement unless otherwise provided herein.
In Section 3.3A of the Agreement (added in the First Amendment), the Parties agreed on provisions regarding the recovery of the Guaranteed Amount in connection with an expansion of DSM’s Capua and Belvidere production facilities as further described in the First Amendment. Pursuant to Section 3.3A of the Agreement, if the total aggregate amount of DSM Mark Up paid to DSM during the Recoupment Period (January 1, 2006 through December 31, 2008) and pursuant to Section 3.3A(b)(v) of the Agreement did not meet or exceed the Guaranteed Amount, Martek agreed to pay the balance of such Guaranteed Amount (the “Guarantee Remainder”) to DSM on or before January 30, 2009. Martek is entitled to credit such payment against any and all DSM Mark Up amounts that become due to DSM pursuant to invoices received for ARA Products after December 31, 2008. As of January 31, 2008, the Parties estimate that, pursuant to Section 3.3A of the Agreement, the Guarantee Remainder has been reduced to approximately $24.4 million, and will be reduced to approximately $22.5 million as of December 31, 2008.
Under this Letter Agreement, the Parties agree that, in lieu of the payment of any Guarantee Remainder to DSM by Martek on or before January 30, 2009 as provided in the Agreement, the Parties agree to the following payment arrangement: (i) Martek will pay $300,000 to DSM on November 30, 2008, and (ii) Martek will place purchase orders for a minimum of * Units of ARA from DSM for the period January 1, 2009 – September 30, 2009. Martek will have no obligation to make any other payments to DSM under the Agreement with regard to the Guarantee Remainder.
The Parties acknowledge and agree that the obligation of Martek to pay DSM the amounts as set forth in this Letter Agreement shall be deemed sufficient to meet Martek’s obligation to guarantee DSM’s investment in the Planned Expansion pursuant to Section 3.3(c)(iii) of the Agreement.

*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Notwithstanding any other provision of the Agreement or this Letter Agreement, the Parties agree that, given Martek’s express obligation to (a) make the payment on November 30, 2008 and minimum purchases in 2009 as specified above, and (b) make the minimum purchases for 2008 as specified in Section 6.1(n)(ii) of the Agreement (as added in the Second Amendment), no payment shall be due to DSM pursuant to Section 6.18(c) upon termination or expiration of the Agreement.
Except as expressly modified herein, all terms and conditions set forth in the Agreement shall remain in full force and effect and the Agreement as so modified is hereby ratified and confirmed in all respects.
If DSM agrees to the terms and conditions as set forth herein, please signify this by signing both copies of this Letter Agreement where indicated below and please return both copies of the letter to Martek for execution by Martek. We will then return one fully executed copy to you for your files.

Very truly yours,

Martek Biosciences Corporation

By:	/s/ Steve Dubin
Title:	Chief Executive Officer
Date:	May 21, 2008

Agreed to and acknowledged by
DSM Food Specialties B.V.

Name:	/s/ G.J. Nieboer
Title:	Managing Director
Date:	May 6, 2008

Name:	/s/ A. R. Wessels
Title:	Managing Director
Date:	May 8, 2008

*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.